Exhibit 99.1

Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, California 94555
Toll-free: +1 888 864 3770
Tel: + 1 510 505 2100
Fax: + 1 510 505 2101
www.ciphergen. com

Ciphergen Announces Second Quarter 2005 Restatement Decision; Receipt of Delisting Notification from Nasdaq

Fremont, CA, November 16, 2005 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) (the “Company”) announced today that the Company’s Audit Committee (the “Committee”) has determined that previously reported results in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (the “Q2 Report”) should be restated to recognize revenue in a manner consistent with the Company’s revenue recognition policy.   As a result, the Committee has concluded that the Q2 Report should no longer be relied upon.

As previously announced on November 7, 2005, the Audit Committee is, with the assistance of external accounting advisors, conducting an investigation primarily regarding the recognition of revenue in connection with certain sales transactions.  To date, the investigation has identified four transactions involving instances of revenue recognition in a manner inconsistent with the Company’s revenue recognition policy.  Based on the findings of its advisors and the progress of the investigation to date, the Committee believes that these transactions resulted in improperly recognized revenue of approximately $503,000 for the quarter ended June 30, 2005, representing approximately 7% of reported revenue for the quarter.   The Company expects that the removal of this revenue would cause the Company’s reported net loss for the second quarter of fiscal 2005 to increase by approximately $301,000, representing approximately 3% of the Company’s reported net loss for the quarter.  The Committee’s investigation is not complete.  The Committee and its advisors are currently reviewing the appropriateness of revenue recognition in connection with certain transactions that took place in the fourth quarter of fiscal 2004 and in fiscal 2005.  Due to the ongoing nature of the Committee’s investigation, the reported periods affected and the financial impact of the transactions described above may change as further information becomes available.

In addition, the Company has not completed its assessment of how the errors it has identified reflect on the adequacy of its internal controls over financial reporting. However, the Company expects that, either individually or in the aggregate, these errors may result in the Company reporting one or more material weaknesses in its internal controls over financial reporting.   The Company and the Committee are continuing to assess these matters and their implications on the adequacy of the Company’s internal controls.

Also, on November 15, 2005, the Nasdaq Listings Qualification Department notified the Company that its common stock will be delisted from The Nasdaq National Market effective at the opening of business on Friday, November 25, 2005 unless the Company requests a hearing in accordance with applicable Nasdaq rules. In its letter to the Company, Nasdaq cited as the reason for delisting that the

Company has not complied with its periodic reporting requirements for the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (as required pursuant to Rule 4310(c)(14) of the Nasdaq Marketplace Rules).  Effective as of the opening of business on November 17, 2005, the trading symbol for the Company’s common stock will be changed from CIPH to CIPHE.

The Company intends to appeal Nasdaq’s determination by timely requesting a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”), thereby staying the potential delisting of the Company’s common stock pending the issuance of a Panel decision. As part of the hearing with the Panel, the Company plans to request an exception that would allow the continued listing of the Company’s common stock on Nasdaq until the Company files its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 with the Securities and Exchange Commission. There can be no assurance that the Panel will grant the Company’s request for an exception that would allow the continued listing of the Company’s common stock on Nasdaq until the Company is in compliance with Marketplace Rule 4310(c)(14).

About Ciphergen

Ciphergen is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Centers® for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays.  Ciphergen develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research, and process proteomics applications.  ProteinChip Systems enable protein discovery, characterization, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level.  Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements. For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”) Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include those regarding the amounts of improperly recognized revenue and the effect on reported net losses for the second quarter of fiscal 2005 and other periods, potential material weaknesses in internal controls over financial reporting, and the intended request for an appeal hearing before a Nasdaq Listing Qualifications Panel and potential delisting of Ciphergen Common Stock from trading on Nasdaq.  Actual results may differ materially from those projected in such forward-looking statements due to the fact that the investigation of the Audit

Committee of the Ciphergen Board of Directors is ongoing and has not been completed, and that there can be no assurance that the Nasdaq Listing Qualifications Panel will grant Ciphergen’s request for continued listing of its common stock.  Investors should consult Ciphergen’s filings with the Securities and Exchange Commission for further information regarding these and other risks of the Company’s business.

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Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.